FORM OF PERFORMANCE RESTRICTED STOCK UNIT AWARD AGREEMENT
In consideration of the mutual covenants contained herein, Energizer Holdings, Inc. (“Company”) and the undersigned recipient (“Recipient”) hereby agree as follows:
ARTICLE I
COMPANY COVENANTS
The Company hereby covenants:
1.Award.
The Company, pursuant to the Energizer Holdings, Inc. 2023 Omnibus Incentive Plan (the “Plan”), grants to Recipient a Restricted Stock Unit Award (“Performance Units”) of __________________ restricted common stock units (“Target Performance Units”). This Award Agreement is subject to the provisions of the Plan and to the following terms and conditions, and is granted on __________________ (“Date of Grant”).
2.Vesting; Payment.
Vesting of the Performance Units is contingent upon achievement of performance targets for the period from October 1, ____ through September 30, ____ (the “Performance Period”). Provided that such Performance Units have not been forfeited pursuant to Section 5 below, a number of Performance Units will vest on the date the Human Capital Committee of the Board of Directors of the Company (the “Committee”) certifies and approves the results for the Performance Period (the “Vesting/Payment Date”) as follows.
Whether and to what extent the Target Performance Units shall vest will be determined based on the Company’s Adjusted Cumulative Earnings Per Share (“EPS”) and the Company’s total shareholder return (“TSR”) relative to the TSR of a Peer Group (as defined below) (“Relative TSR”) during the Performance Period. Threshold, target, and stretch performance during the Performance Period are set forth in the tables below:

Metric	Adjusted Cumulative Earnings Per Share (50%)
Performance Level	Threshold	Target	Stretch
Goal	$____	$____	$____

Performance Level	Relative Three-Year TSR Percentile Rank (50%)
Threshold	25th
Target	50th
Stretch	75th

Upon attainment of “threshold” performance for the Performance Period in either EPS or Relative TSR, 25% of the Target Performance Units will vest, with 50% of such Target Performance Units vesting upon attainment of “threshold” performance for both EPS and Relative TSR.
Upon attainment of “target” performance for the Performance Period in either EPS or Relative TSR, 50% of the Target Performance Units will vest, with 100% of such Target Performance Units vesting upon attainment of “target” performance for both EPS and Relative TSR.
Upon attainment of “stretch” performance for the Performance Period in either EPS or Relative TSR, 100% of the Target Performance Units will vest, with 200% of such Target Performance Units vesting upon attainment of “stretch” performance for both EPS and Relative TSR.
In the event either EPS or Relative TSR performance is between threshold and target or target and stretch performance for a Performance Period, the awards will proportionally vest between 25% and 50% or 50% and 100% proportionally, based upon linear interpolation with increases at 1/10th of 1% increments between each percentage. No payment under this performance goal will be made for Company performance below threshold.
In the event the Company has a negative actual TSR performance for the Performance Period, the Target Performance Units shall vest no more than 100% of such Target Performance Units, irrespective of the Company’s ranking among the Peer Group (as defined below).
For purposes of this Agreement, Adjusted Cumulative Earnings Per Share means the cumulative “diluted earnings per share” (determined in accordance with generally accepted accounting principles), as reasonably determined by the Company and approved by the Committee, adjusted to account for:
•the effects of acquisitions; divestitures; stock split-ups; stock dividends or distributions; recapitalizations; warrants or rights issuances or combinations; exchanges or reclassifications with respect to any outstanding class or series of the Company’s common stock;
•a corporate transaction, such as any merger of the Company with another corporation; any consolidation of the Company and another corporation into another corporation; any separation of the Company or its business units (including a spin-off or other distribution of stock or property by the Company);
•any reorganization of the Company; or any partial or complete liquidation by the Company; or sale of all or substantially all of the assets of the Company;
•the exclusion of non-consolidated subsidiaries;
•unusual or non-recurring accounting impacts or changes in accounting standards or treatment;
•costs associated with events such as plant closings, sales of facilities or operations; and business restructurings; or
•unusual or extraordinary items (as reported within the Company’s external filings).
For purposes of this Agreement, “TSR” shall mean the total shareholder return as determined by dividing (i) the sum of (A) the Ending Period Average Price (as defined below) minus the Beginning Period Average Price (as defined below) plus (B) all dividends and other distributions paid on the Company’s shares during the Performance Period, assuming such dividends and other distributions are invested in shares on the ex-dividend date for such dividend or other distribution, by (ii) the Beginning Period Average Price. The Committee shall have the authority to make appropriate equitable adjustments to account for extraordinary items affecting the TSR.
For purposes of calculating TSR, “Beginning Period Average Price” shall mean the average official closing price per share of the Company over the 60 consecutive trading days immediately prior to and including October 1, ____ (if the applicable day is not a trading day, the immediately preceding trading day).
For purposes of calculating TSR, “Ending Period Average Price” shall mean the average official closing price per share of the Company over the 60 consecutive trading days immediately prior to and including September 30, ____ (if the applicable day is not a trading day, the immediately preceding trading day).
For purposes of this Agreement, “Peer Group” shall mean companies which are included in the Russell 2000 Consumer Staples Index, as of October 1, ____. Constituents of the Peer Group (the “Peer Companies”) may be changed as follows:
•In the event a Peer Company liquidates or reorganizes under the United States Bankruptcy Code (U.S.C. Title 11) before the end of the Performance Period, such Peer Company shall remain in the Peer Group.
•In the event of a merger, acquisition or business combination transaction of a Peer Company with or by another Peer Company, the surviving entity shall remain in the Peer Group.
•In the event of a merger of a Peer Company with an entity that is not a Peer Company, or the acquisition or business combination transaction by or with a Peer Company, or with an entity that is not a Peer Company, in each case where the Peer Company is the surviving entity and remains publicly traded, the surviving entity shall remain in the Peer Group.
•In the event of a merger or acquisition or business combination transaction of a Peer Company by or with an entity that is not a Peer Company, a “going private” transaction involving a Peer Company where the Peer Company is not the surviving entity or is otherwise no longer publicly traded, the company shall no longer be in the Peer Group.
•In the event of a stock distribution from a Peer Company consisting of the shares of a new publicly-traded company (a “spin-off”), the Peer Company shall remain in the Peer Group and the stock distribution shall be treated as a dividend from the Peer Company based on the closing price of the shares of the spun-off company on its first day of trading. The performance of the shares of the spun-off company shall not thereafter be tracked for purposes of calculating TSR.
•Otherwise as the Committee shall determine is necessary and appropriate to prevent enlargement or dilution of rights.
Any adjustments under the terms of this Agreement shall be determined by Committee in its sole and absolute discretion until the Vesting/Payment Date. The Committee may also otherwise reduce or eliminate any vesting called for by the terms of this Agreement at any time in its sole and absolute discretion until the Vesting/Payment Date.
Upon vesting, as described above, the Company shall transfer to the Recipient or his or her beneficiary one share of the Company’s Common Stock, $0.01 par value (“Common Stock”), for each Performance Unit that so vests. Such shares of Common Stock shall be issued to the Recipient or his or her beneficiary on, or as soon as practicable after, the Vesting/Payment Date, but in no event later than the last day of the calendar year in which final day of the Performance Period occurs. Any Performance Units that are scheduled to vest on such Vesting/Payment Date that do not so vest because the threshold performance criteria related to such Performance Units was not achieved shall be forfeited and the Recipient and his or her beneficiaries will have no further rights with respect thereto.
3.Additional Cash Payment.
On the Vesting/Payment Date (or the date of transfer of accelerated Performance Units pursuant to Section 4 below), the Company shall pay the Recipient or his or her beneficiary an amount equal to the amount of cash dividends, if any, that would have been paid to the Recipient between the Date of Grant and such Vesting/Payment Date had vested shares of Common Stock been issued to the Recipient in lieu of the Performance Units that so vested as well as any cash dividends for which the record date has passed but the payment date has not yet occurred. Such amounts shall be paid in a single lump-sum (a) at the same time as the delivery of Common Stock attributable to vested Performance Units, as described in Section 2, or (b) as soon as practicable following an accelerated vesting event described in Section 4 which requires payment prior to the Vesting/Payment Date, but in all cases, not later than the 15th day of the third month following the end of the month in which such Vesting/Payment Date or accelerated payment date occurs. No interest shall be included in the calculation of such additional cash payment.

4.Acceleration.
Notwithstanding the provisions of Section 2 above, (a) the Target Performance Units then outstanding will immediately vest in the event of the Recipient’s death, and (b) a pro-rata amount of the Target Performance Units then outstanding will immediately vest in the event of the Recipient’s Disability. For purposes of this paragraph, the pro-rata amount of Target Performance Units that vest upon a Recipient’s Disability shall be determined by the product of (i) the Recipient’s Target Performance Units, multiplied by (ii) a fraction, the numerator of which is the number of months of service from the Date of Grant through the date of the Recipient’s Disability, and the denominator of which is 36.
Notwithstanding the foregoing or the provisions of Section 2 above, a Pro-Rata Portion of Units then outstanding will immediately vest in the event of:the Recipient’s voluntary Termination of Employment more than twelve (12) months after the Date of Grant and Recipient, as of the date of such Termination of Employment, (1) is at least 55 years of age, and (2) has ten (10) or more Years of Service. (together, the “Age and Service Requirements”).
Notwithstanding the foregoing or the provisions of Section 2 above, the Target Performance Units are subject to the provisions of the Plan set forth in Section IX.G. - “Effect of a Change of Control.”
Upon vesting, as described in this Section 4, due to the Recipient’s death or disability, the Company shall transfer to the Recipient or his or her beneficiary one share of the Company’s Common Stock for each Performance Unit that so vests. Any shares so transferrable shall be issued to the Recipient or his or her beneficiary on, or as soon as practicable after the date of such accelerated vesting, but in no event later than the last day of the calendar year in which such event occurs or, if later, the 15th day of the third calendar month following the month in which such vesting event occurs.
Upon vesting, as described in this Section 4 and subject to Section 8, as a result of voluntary Termination of Employment upon satisfaction of the Age and Service Requirements, the Company shall transfer to such Recipient one share of the Company’s Common Stock for each Performance Unit that so vests at the same time that he or she would have received such transfer if his or her employment had not terminated, in accordance with the payment terms in Section 2.
5.Forfeiture.
All rights in and to any and all Performance Units granted pursuant to this Award Agreement, and to any shares of Common Stock that would be issued to the Recipient in connection with the vesting of such Performance Unit that have not vested by the Vesting/Payment Date, as described in Section 2 above, or as described in Section 4 above, shall be forfeited. In addition, except as provided below in this Section 5, all rights in and to any and all Performance Units granted pursuant to this Award Agreement that have not vested in accordance with the terms hereof, and to any shares of Common Stock that would be issued to the Recipient in connection with the vesting of such Performance Unit, shall be forfeited upon:
(a)the Recipient’s involuntary Termination of Employment;

(b)the Recipient’s voluntary Termination of Employment except following satisfaction of the Age and Service Requirements or except under the circumstances described in Section IX.G. of the Plan; or
(c)a determination by the Committee that the Recipient engaged in Competition (as defined in the Plan) with the Company or other conduct contrary to the best interests of the Company in violation of Article II of this Agreement.
6.Shareholder Rights; Adjustment of Units.
Recipient shall not be entitled, prior to the issuance of shares of Common Stock in connection with the vesting of a Performance Unit, to any rights as a shareholder with respect to such shares of Common Stock, including the right to vote, sell, pledge, transfer or otherwise dispose of the shares. Recipient shall, however, have the right to designate a beneficiary to receive such shares of Common Stock under this Award Agreement, subject to the provisions of Section VIII of the Plan. The number of Performance Units credited to Recipient shall be adjusted in accordance with the provisions of Section IX(F) of the Plan.
7.Other.
The Company reserves the right, as determined by the Committee, to convert the Performance Units granted pursuant to this Award Agreement to a substantially equivalent award and to make any other modification it may consider necessary or advisable to comply with any applicable law or governmental regulation, or to preserve the tax deductibility of any payments hereunder. Notwithstanding the foregoing, the Company shall not so convert such Performance Units to the extent such conversion could result in the imposition of negative tax consequences for the Recipient under Code Section 409A. Shares of Common Stock shall be withheld in satisfaction of federal, state, and local or other international withholding tax obligations arising upon the vesting of such Performance Units. Shares of Common Stock tendered as payment of required withholding shall be valued at the Fair Market Value of the Company’s Common Stock on the date such withholding obligation arises.
8.Code Section 409A.
It is intended that this Award Agreement either be exempt from or comply with the requirements of Code Section 409A. The Plan will be administered and interpreted in a manner consistent with this intent, and any provision that would cause this Award Agreement to fail to satisfy Code Section 409A will have no force and effect until amended to comply therewith (which amendment may be retroactive to the extent permitted by Code Section 409A). Notwithstanding any other provision of this Award Agreement or the Plan to the contrary, if a Recipient is considered a “specified employee” for purposes of Code Section 409A, any payment that constitutes “deferred compensation” within the meaning of Code Section 409A that is otherwise due to the Recipient as a result of such Recipient’s “separation from service” under this Award Agreement or the Plan during the six-month period immediately following Recipient’s “separation from service” shall be accumulated and paid to the Recipient on the date that is as soon as administratively feasible after six months following such “separation from service”.

9.Definitions.
Except as otherwise provided below, all defined terms in this Award Agreement shall have the same meaning as such defined term has in the Plan:
Disability shall mean the Recipient is unable to perform the required duties in relation to their current occupation by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, provided that such disability results in the Recipient being considered “disabled” for purposes of Code Section 409A.
Pro-Rata Portion of Units shall mean (i) the number of Target Performance Units multiplied by a fraction, the numerator of which is the number of months of service from the Date of Grant through the date of the Recipient’s voluntary Termination of Employment following satisfaction of the Age and Service requirements, and the denominator of which is 36, which amount shall be subject to and adjusted by (ii) the Company’s actual performance for the Performance Period.
Termination of Employment shall mean a “separation from service” with the Company and its Affiliates within the meaning of Code Section 409A.
Years of Service shall mean the number of years of service the Recipient is credited with for vesting purposes under any U.S. qualified plan maintained by the Company, regardless of whether the Recipient is a participant in such plan.

ARTICLE II
RECIPIENT COVENANTS
Recipient hereby covenants:
1.Confidential Information.
By executing this Award Agreement, I agree that I shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of my assigned duties and for the benefit of the Company, either during the period of my employment or at any time thereafter, any nonpublic, proprietary or confidential information, knowledge or data relating to the Company, any of its affiliates, or their businesses, which I shall have obtained during my employment by the Company or an affiliate. The foregoing shall not apply to information that (a) was known to the public prior to its disclosure to me; (b) becomes known to the public subsequent to disclosure to me through no wrongful act of mine or any of my representatives; or (c) I am required to disclose by applicable law, regulation or legal process (provided that I provide the Company with prior notice of the contemplated disclosure and reasonably cooperate with the Company at its expense in seeking a protective order or other appropriate protection of such information). Notwithstanding clauses (a) or (b) of the preceding sentence, my obligation to maintain such disclosed information in confidence shall not terminate if only portions of the information are in the public domain.
With respect to trade secrets, I understand that pursuant to 18 U.S.C. §1833(b), I will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. I acknowledge that I will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If I file a lawsuit for retaliation by an employer for reporting a suspected violation of law, I acknowledge that I may disclose the trade secret to my own legal counsel and use the trade secret information in the court proceeding, if I file any document containing the trade secret under seal and do not disclose the trade secret, except pursuant to a court order.
I understand that the provisions of this paragraph 1 or any other paragraph in this Agreement shall not be construed to prevent me from filing a charge, or whistleblower or other complaint, with the Equal Employment Opportunity Commission (“EEOC”), the Securities and Exchange Commission (“SEC”) or other government agency to the extent I am permitted to do so by law, and this Agreement is not intended to interfere with my right to testify, participate, and cooperate with an investigation or proceeding conducted by the EEOC the SEC or any other government agency.
2.Non-Competition.
By executing this Award Agreement, I acknowledge that my services are of a unique nature for the Company that are irreplaceable, and that my performance of such services for a competing business will result in irreparable harm to the Company and its affiliates. Accordingly, during my employment with the Company or any affiliate and for the two (2) year period thereafter, I agree that I will not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged in any business of the same type as any business in which the Company or any of its affiliates is engaged on the date of termination or in which they have proposed, on or prior to such date, to be engaged in on or after such date and in which I have been involved to any extent (on other than a de minimus basis) at any time during the two (2) year period ending with my date of termination, in any locale of any country in which the Company or any of its affiliates conducts business. This subsection shall not prevent me from owning not more than one percent of the total shares of all classes of stock outstanding of any publicly held entity engaged in such business. I agree that the foregoing restrictions are reasonable, necessary, and enforceable for the protection of the goodwill and business of the Company.
3.Non-Solicitation.
During my employment with the Company or an affiliate and for the two (2) year period thereafter, I agree that I will not, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, knowingly solicit, aid or induce (a) any employee of the Company or any affiliate to leave such employment in order to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or knowingly take any action to hire or to materially assist or aid any other person, firm, corporation or other entity in identifying or hiring any such employee, or (b) any customer of the Company or any affiliate to purchase goods or services then sold by the Company or any affiliate from another person, firm, corporation or other entity or assist or aid any other persons or entity in identifying or soliciting any such customer. I agree that the foregoing restrictions are reasonable, necessary, and enforceable in order to protect the Company’s trade secrets, confidential and proprietary information, goodwill, and loyalty.

4.Non-Disparagement.
I agree not to make any statements that disparage the Company or its affiliates or their respective employees, officers, directors, products or services, and the Company, by its execution of this Award Agreement agrees that it and its affiliates and their respective executive officers and directors shall not make any such statements regarding me. Notwithstanding the foregoing, statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) shall not be subject to this subsection.
5.Reasonableness.
In the event any of the provisions of this Article II shall ever be deemed to exceed the time, scope or geographic limitations permitted by applicable laws, then such provisions shall be reformed to the maximum time, scope or geographic limitations, as the case may be, permitted by applicable laws.
6.Equitable Relief.
(a)I acknowledge that the restrictions contained in this Article II are reasonable and necessary to protect the legitimate interests of the Company and its affiliates, that the Company would not have granted me this Award Agreement in the absence of such restrictions, and that any violation of any provisions of this Article II will result in irreparable injury to the Company and its affiliates. By agreeing to accept this Award Agreement, I represent that my experience and capabilities are such that the restrictions contained herein will not prevent me from obtaining employment or otherwise earning a living at the same general level of economic benefit as is currently the case. I further represent and acknowledge that I have been advised by the Company to consult my own legal counsel in respect of this Award Agreement, and I have had full opportunity, prior to agreeing to accept this Award Agreement, to review thoroughly its terms and provisions with my counsel.
(b)I agree that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of this Article II, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.
(c)I irrevocably and unconditionally consent to the service of any process, pleadings notices or other papers in a manner permitted by law.
7.Waiver; Survival of Provisions.
The failure by the Company to enforce at any time any of the provisions of this Article II, or to require at any time performance by me of any provisions hereof, shall in no way be construed to be a release of me or waiver of such provisions or to affect the validity of this Award Agreement or any part hereof, or the right of the Company thereafter to enforce every such provision in accordance with the terms of this Award Agreement. The obligations contained in this Article II shall survive the termination of my employment with the Company or any affiliate and shall be fully enforceable thereafter.

8.Governing Law.
All questions pertaining to the validity, construction, execution, and performance of this Award Agreement shall be construed in accordance with, and be governed by, the laws of the State of Missouri, without giving effect to the choice of law principles thereof.
ARTICLE III
OTHER AGREEMENTS

1.Clawback and Securities Trading Policy.
The Recipient hereby agrees to be governed and bound by the terms of (i) the Energizer Holdings, Inc. Incentive Compensation Recoupment Policy, as may be amended from time to time, including such provisions therein that govern recoupment of amounts payable pursuant to this Award Agreement, (ii) the Energizer Holdings, Inc. Securities Trading Policy, as may be amended from time to time, and (iii) any similar policies adopted by the Company or the Board of Directors of the Company from time to time.
2.Notices.
Any notices necessary or required to be given under this Award Agreement shall be sufficiently given if in writing, and personally delivered or mailed by registered or certified mail, return receipt requested, postage prepaid, to the last known addresses of the parties hereto, or to such other address or addresses as any of the parties shall have specified in writing to the other party hereto.
3.Entire Agreement.
This Award Agreement constitutes the entire agreement of the parties hereto with respect to the matters contained herein, and no modification, amendment, or waiver of any of the provision of this Award Agreement shall be effective unless in writing and signed by all parties hereto except to the extent permitted by the Plan; provided that, no consent by the Recipient is required to the extent the Company desires to accelerate payment under this Award Agreement in accordance with the provisions of Treasury Regulation Section 1.409A-3(j)(4). This Award Agreement constitutes the only agreement between the parties hereto with respect to the matters herein contained.
4.Waiver.
No change or modification of this Award Agreement shall be valid unless the same is in writing and signed by all the parties hereto. No waiver of any provision of this Award Agreement shall be valid unless in writing and signed by the party against whom it is sought to be enforced.

5.Counterparts; Effect of Recipient’s Signature.
This Award Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart. The provisions of this Award Agreement shall not be valid and in effect until such execution by both parties. By the execution of this Award Agreement, Recipient signifies that Recipient has fully read, completely understands, and voluntarily agrees with this Award Agreement and knowingly and voluntarily accepts all of its terms and conditions.
6.Effective Date.
This Award Agreement shall be deemed to be effective as of the Date of Grant.

IN WITNESS WHEREOF, the Company duly executed this Award Agreement as of the Date of Grant and Recipient duly executed this Award Agreement upon Recipient’s electronic acceptance of the award.

ACKNOWLEDGED AND ACCEPTED:	ENERGIZER HOLDINGS, INC.
Recipient	By: Mark S. LaVigne Chief Executive Officer